Exhibit 99.1
National Interstate Corporation Reports Preliminary Fourth Quarter and Full Year 2015 Results

•	Gross premiums written increased 2% for fourth quarter and 6% for the full year

•	Operating EPS expected to range between $0.10 and $0.13 for fourth quarter and $1.15 and $1.18 for 2015

•	Full year combined ratios: 2015 calendar year approximately 100%, 2015 accident year approximately 98%

•	Earnings conference call to be held on February 24, 2016

Richfield, Ohio, February 2, 2016 - National Interstate Corporation (Nasdaq: NATL) today reported gross premiums written and anticipated net income per share for the 2015 fourth quarter and full year. Gross premiums written increased 2% for the 2015 fourth quarter and 6% for the 2015 full year compared to the same 2014 periods primarily from growth in the Alternative Risk Transfer (ART) component. The Company expects to report net income per share between $0.06 and $0.13 for the 2015 fourth quarter and between $1.01 and $1.08 for the 2015 full year.

Estimated Earnings per Share
The Company’s net income, determined in accordance with U.S. generally accepted accounting principles (GAAP), includes items that may not be indicative of ongoing operations. The following table reconciles net income to net income from operations, a non-GAAP financial measure that is a useful tool for investors and analysts in analyzing ongoing operating trends. Net income from operations includes underwriting income and net investment income.

	Three Months Ended December 31,
	2015 Expected Range		2014
Net income from operations per share, diluted	$0.10	$0.15	$0.23
After-tax net realized (losses) gains from investments per share, diluted	(0.04)	(0.02)	0.02
Net income per share, diluted	$0.06	$0.13	$0.25

	Year Ended December
	2015 Expected Range		2014
Net income from operations per share, diluted	$1.13	$1.18	$0.41
After-tax net realized (losses) gains from investments per share, diluted	(0.12)	(0.10)	0.22
After-tax impact from transaction expenses per share, diluted	-	-	(0.07)
Net income per share, diluted	$1.01	$1.08	$0.56

The Company expects net income for the 2015 fourth quarter to decline as compared to the fourth quarter of last year reflecting adverse development from prior year claims during the 2015 fourth quarter.

Underwriting Results:
The table below summarizes the Company’s expected GAAP combined ratios for the fourth quarter and full year 2015, as compared to the same 2014 periods:

	Three Months Ended December 31,
	2015	2014
Calendar year GAAP combined ratio	104%	103%
Impact of prior year development	(6)%	(1)%
Accident year GAAP combined ratio	98%	102%

	Year Ended December 31,
	2015	2014
Calendar year GAAP combined ratio	100%	104%
Impact of prior year development	(2)%	(6)%
Accident year GAAP combined ratio	98%	98%

The Company expects to report a calendar year combined ratio of approximately 104% for the 2015 fourth quarter which will result in 2015 full year combined ratio of approximately 100%. The Company has previously reported that consistent with much of the industry, its results in the commercial auto liability line have been under pressure primarily due to elevated average claims severity. In the 2015 fourth quarter the Company strengthened reserves by approximately $10 million primarily related to 2012 and 2013 accident year commercial auto liability claims which contributed to the elevated combined ratio for the quarter. Of this amount, approximately half of the prior year reserve strengthening represents a re-allocation of IBNR from the current 2015 accident year to prior years, reflecting management’s best estimate of the profitability of the 2015 accident year.

For the 2015 full year the Company expects to report an unfavorable combined ratio impact of approximately 2.5 percentage points due to adverse claims development which translates into a 2015 accident year combined ratio just below 98%. The Company continues to experience improved results in the 2014 and 2015 accident years from actions taken which include emphasis on disciplined pricing and risk selection, making the appropriate investments in claims infrastructure, and offering a comprehensive risk management platform to its customers.

The Company continues to effectively manage underwriting expenses with expected underwriting expense ratios for both the 2015 fourth quarter and full year being comparable to last year.

Dave Michelson, Chief Executive Officer said, we were early relative to many of the other writers of commercial auto liability insurance to identify concerns in this line. Beginning in 2013 we responded by non-renewing a significant amount of our business and strengthening reserves. In addition we have been obtaining rate increases on renewed business and pricing new business at the appropriate rate levels since our concerns surfaced in 2013. For 2013 and 2014 we averaged rate increases on renewed business of approximately 7% in each of those years and slightly above 5% for 2015. In the fourth quarter we again felt the impact from prior accident years, but because of our timely response and comprehensive actions, our 2014 and 2015 accident years are showing improvement.”

Investments: The Company expects to report investment income of approximately $10 million for the 2015 fourth quarter and $40 million for the 2015 full year. Realized losses from investments for the 2015 full year are expected to be approximately $3 million reflecting impairments in the third and fourth quarters that were partially offset by gains from sales. The yield, credit quality and duration of the portfolio remained consistent with prior periods.

Gross Premiums Written
The table below summarizes gross premiums written by business component:

	Three Months Ended December 31,
	2015		2014
	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Alternative Risk Transfer	$120,941	59.4%	$116,770	58.7%
Transportation	62,360	30.6%	66,903	33.6%
Specialty Personal Lines	7,729	3.8%	7,553	3.8%
Hawaii and Alaska	4,675	2.3%	4,609	2.3%
Other	7,960	3.9%	3,218	1.6%
Gross premiums written	$203,665	100.0%	$199,053	100.0%

	Twelve Months Ended December 31,
	2015		2014
	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Alternative Risk Transfer	$412,443	56.7%	$374,152	54.3%
Transportation	237,271	32.6%	245,261	35.6%
Specialty Personal Lines	35,295	4.9%	35,597	5.2%
Hawaii and Alaska	22,284	3.1%	21,276	3.1%
Other	19,826	2.7%	12,717	1.8%
Gross premiums written	$727,119	100.0%	$689,003	100.0%

The Company again had rate increases on renewed policies in the 2015 fourth quarter which contributed to 2015 full year average rate increase of approximately 5% and to the growth in gross premiums written. Gross premiums written of $727.1 million for the 2015 full year increased 6% compared to 2014, with the majority of the growth coming from the ART component. ART business includes group captive programs which traditionally have had high renewal retention as well as custom designed programs for national accounts. Much of the 2015 growth in the ART component was attributable to national account business, primarily in the workers compensation line. Also contributing to the period over period variances was new business premium in several products that was partially offset by ongoing underwriting actions.

Earnings Conference Call
The Company expects to release its complete 2015 fourth quarter and full year results after the market closes on Tuesday, February 23, 2016. The release will be available shortly thereafter on the Company’s investor relations website at http://invest.natl.com.

The Company will hold a conference call to discuss the 2015 results on Wednesday, February 24, 2016 at 10:00 a.m. Eastern Time. There are two communication modes available to listen to the call. Telephone access to the conference call and Q and A session will be available by dialing (877) 837-3911. Please dial in 5 to 10 minutes prior to the scheduled starting time. The conference call will be broadcast live over the Internet. To listen to the call via the Internet, access our website at http://invest.natl.com and follow the instructions at the web cast link. The archived web cast will be available shortly after the call on our website.

Forward-Looking Statements
This document, including any information incorporated by reference, contains “forward-looking statements” (within the meaning of the Private Securities Litigation Reform Act of 1995). All statements, trend analyses and other information contained in this press release relative to markets for our products and trends in our operations or financial results, as well as other statements including words such as “may,” “target,” “anticipate,” “believe,” “plan,” “estimate,” “expect,” “intend,” “project,” and other similar expressions, constitute forward-looking statements. We made these statements based on our plans and current analyses of our business and the insurance industry as a whole. We caution that these statements may and often do vary from actual results and the differences between these statements and actual results can be material. Factors that could contribute to these differences include, among other things: general economic conditions, weakness of the financial markets and other factors, including prevailing interest rate levels and stock and credit market performance, which may affect or continue to affect (among other things) our ability to sell our products and to collect amounts due to us, our ability to access capital resources and the costs associated with such access to capital and the market value of our investments; our ability to obtain adequate premium rates and manage our growth strategy; performance of securities markets; our ability to attract and retain independent agents and brokers; customer response to new products and marketing initiatives; tax law and accounting changes; increasing competition in the sale of our insurance products and services and the retention of existing customers; changes in legal environment; legal actions brought against us; regulatory changes or actions, including those relating to the regulation of the sale, underwriting and pricing of insurance products and services and capital requirements; damage to our reputation; levels of natural catastrophes, terrorist events, incidents of war and other major losses; technology or network security disruptions; adequacy of insurance reserves; and availability of reinsurance and ability of reinsurers to pay their obligations. The forward-looking statements herein are made only as of the date of this document. The Company assumes no obligation to publicly update any forward-looking statements.

About National Interstate Corporation
An Insurance Experience Built Around You
National Interstate Corporation (Nasdaq: NATL), founded in 1989, is the holding company for a specialty property-casualty insurance group which differentiates itself by offering products and services designed to meet the unique needs of niche markets. Products include insurance for passenger, truck, and moving and storage transportation companies, alternative risk transfer, or captive programs for commercial risks, specialty personal lines products focused primarily on recreational vehicle owners, and transportation and general commercial insurance in Hawaii and Alaska. The Company’s insurance subsidiaries, including the three primary insurers, National Interstate Insurance Company, Vanliner Insurance Company and Triumphe Casualty Company, are rated "A" (Excellent) by A.M. Best Company. Headquartered in Richfield, Ohio, National Interstate is an independently operated subsidiary of Great American Insurance Company, a property-casualty subsidiary of American Financial Group, Inc. (NYSE: AFG).
Contact:
Gary Monda
National Interstate Corporation
877-837-0339
investorrelations@natl.com
www.natl.com